EXHIBIT 10.37
EXECUTIVE SEVERANCE POLICY
 (Amended as of May 11, 2012)
I.  PURPOSE AND ELIGIBILITY

Affymetrix Inc. (the "Company") has adopted this Executive Severance Policy ("Policy") to provide guidelines for the granting of severance pay and/or certain other benefits (as set forth in Section III.B below, "Severance Pay") under specified circumstances to certain officers of the Company who (i) are Level 12 or above employeesreporting directly to the Chief Executive Officer, (ii) have been approved as eligible for this Policy by the Company's Compensation Committee of the Board of Directors, AND (iii) are notified in writing by the Senior Vice President of Human Resources that they are eligible to receive severance benefits pursuant to the terms and conditions of this Policy (each, an "Eligible Officer").  The Company may amend or terminate this Policy at any time.
II.  TERMS AND CONDITIONS OF ELIGIBILITY

Eligibility.  Payments and benefits under this Policy are not required under the Company's standard policies generally applicable to salaried employees.  This Policy applies to Eligible Officers of the Company who have an Involuntary Termination (as defined below) on or after the effective date of this Policy (the "Participants").
No Duplication of Benefits.  This Policy supersedes any and all prior policies or practices in effect from time to time relating to severance, separation or termination pay for the Eligible Officers.  The acceptance of any Severance Pay under this Policy shall constitute a waiver of any severance pay or other severance benefits the Participant would have been entitled to under any prior policies or practices, any employment or other agreement between the Company and the Participant, and under any other severance policy of the Company; provided that in the event an Eligible Officer is eligible to receive severance pay or benefits in connection with or following a change in control of the Company under the Company's separate change of control policy, this Policy shall be superseded thereby and there shall be no duplication of benefits.
Offset of Statutorily Required Payments.  Payments and benefits under this Policy shall be reduced by any specific statutory requirements, including without limitation the Worker Adjustment and Notification Act of 1988 (WARN) or similar state or local law, for notice periods, damages in lieu of notice periods or the payment of severance pay and/or other benefits.
Severance Pay Subject to Signing Release.  Notwithstanding anything to the contrary contained in this Policy, a Participant shall not be entitled to receive any Severance Pay or other benefits under the Policy unless and until the Participant has signed and returned a general release of claims (the "Release"), in a form prescribed by the Administrator, within 21 calendar days (or, if determined by the Administrator to be required by applicable law, 45 calendar days) after the date of Participant's Involuntary Termination and a 7-day period during which the Participant may revoke the Release has elapsed.

III.  DETERMINATION OF SEVERANCE PAY

A.	Qualifying Termination Events.
Involuntary Termination.  An "Involuntary Termination" means, with respect to any Eligible Officer, the unilateral termination of the Participant's employment by the Company without Cause (as defined below), but only if such termination constitutes a "separation from service" with respect to the Company (or its applicable affiliate) within the meaning of Section 409A of the Code.
Exclusions from Eligibility for Severance.  Under no circumstance will Severance Pay be granted to a Participant who resigns from the Company for any reason or whose employment terminates due to death or disability.  In addition, Severance Pay will not be granted to a Participant who is discharged by the Company for any of the following reasons ("Cause"), as determined in the Company's sole discretion:
1.
The continued failure of the Participant to substantially perform his/her duties after receiving notice, oral or written, in the form of performance review, performance appraisal or performance improvement plan, which identifies the manner in which the Company believes that the Participant has not substantially performed the Participant's duties.

2.	Material violation of any code of conduct adopted by the Company, as such may be amended from time to time, or any successor code of conduct.
3.
Material violations of Company policies, as such may be adopted or amended from time to time, including, without limitation policies or procedures on financial reporting or accounting policies or procedures.

4.	Disclosure or misappropriation of confidential information, trade secrets or corporate opportunities.
5.	Violation of employee agreements including, without limitation, agreements pertaining to invention and confidential disclosure and non-competition and non-solicitation.
6.	Refusing to participate or cooperate in an investigation conducted by, or on behalf of, the Company.
7.	Being arrested for a criminal offense or commission of an act which constitutes a felony or misdemeanor under applicable federal, state, foreign or local law.
8.	Misappropriation, falsification and/or unauthorized alteration of Company records.

9.	Refusing to sign a form acknowledging probationary status or a performance appraisal form.
10.	Commission of any other act that is detrimental to the Company's business or reputation.
Sale of Business.  Severance Pay will not be granted under this Policy if the Company sells or otherwise disposes of the business in which the Participant was employed and:
(a)
such sale constitutes a change of control as defined in the Company's change of control policy, in which case, this Policy is superseded by the change of control policy and there shall be no duplication of benefits; or

(b)
such sale does not constitute a change of control as defined in the Company's change of control policy, but either (a) the Participant accepts employment with the buyer of such business, or (b) the Participant rejects an offer of employment by the buyer of such business involving position, compensation and benefits which are substantially similar or better, taken as a whole, than the Participant's position, compensation and benefits with the Company immediately prior to such sale or disposition.

Change in Position.  For the avoidance of doubt, Severance Pay will not be granted under the Policy if the Company restructures or eliminates the position in which Participant was employed and the Participant rejects an offer of employment by the Company of a position with substantially similar or better compensation and benefits, taken as a whole, as immediately prior to such change.
B.	Severance Pay.
1.
In the event of Participant's Involuntary Termination, and subject to the conditions (including signing and letting become effective a Release) set forth above, a Participant will be eligible to receive the following Severance Pay:

(a)
An amount equal to 12 months of Participant's then current base salary, which shall be paid in a lump sum on the 35th calendar day following Participant's Involuntary Termination (or, if Participant was required to be given 45 days to consider the Release as set forth in Section II above, on the 59th calendar day following such date); and

(b)
If a Participant timely elects COBRA coverage for Participant and his or her eligible dependents, reimbursement of COBRA premiums for up to 12 months, subject to earlier cessation in the event the Participant becomes eligible for group health coverage from another employer.

2.	The Severance Pay is subject to applicable tax withholding.
3.
Notwithstanding Section III.B.1 above, if the Severance Pay is not exempt from Section 409A (as defined below), then the Company shall pay such Severance Pay six months after the termination of the Participant's employment as set forth in Section III.C.

C.	Section 409A.
1.
This Policy shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the effective date of this Policy. Notwithstanding any provision of the Policy to the contrary, in the event that following the Effective Date the Committee determines that any payment or benefit under the Policy may be subject to Section 409A, the Committee may adopt such amendments to the Policy or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or  take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the payment or benefit from Section 409A and/or preserve the intended tax treatment of the payment or benefit, or (B) comply with the requirements of Section 409A.

2.	The Severance Pay is intended to be exempt from Section 409A under the "short-term deferral" exemption.
3.
To the extent the Severance Pay is not so exempt, in the event the aggregate portion of the Severance Pay would exceed an amount (the "Minimum Amount") equal to two times the lesser of (i) the Participant's annualized compensation as in effect for the calendar year immediately preceding the calendar year during which the Participant's termination of employment occurs, or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), for the calendar year during which the Participant's termination of employment occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Participant under Section 409A of the Code, the Company shall pay such excess Severance Pay on the first business day after such six-month period, without interest.

4.	Each installment or payment under this Policy shall be considered a separate payment for purposes of Section 409A.

5.
If, on the date of Participant's Involuntary Termination, (A) such Participant is a "specified employee" (within the meaning of Section 409A as determined by the Committee in accordance with Section 1.409A-1(i) of the Treasury Regulations) and (B) the Administrator makes a good-faith determination that payment or benefit under the Policy constitutes "deferred compensation" (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period, without interest.

6.
For purposes of this Policy, whether a "separation from service" has occurred shall be determined by the Administrator in accordance with Treasury Regulation Section 1.409A-1(h).  If a Participant provides services for the Company as both an employee and as a director, to the extent permitted by Section 1.409A-1(h)(5) of the Treasury Regulations, the services provided by such Participant as a director shall not be taken into account in determining whether the Participant has experienced a separation from service as an employee.

7.
A Participant shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Participant or for such Participant's account in connection with any payment or benefit under the Policy (including any taxes, interest, and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes, interest, or penalties.

D.	Non-Solicitation and Confidentiality; Non-Disparagement.
1.
The non-solicitation provision of any agreement signed by the Participant shall remain in effect for the time period defined in said agreement.  The obligation of confidentiality by the Participant set forth in the Company's agreement(s) with the Participant or policies of the Company binding on or covering the Participant shall remain in effect for perpetuity or otherwise for the time period defined in said agreement.

2.
A Participant shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging, or commenting negatively on the character or business reputation of, the Company and its affiliates, and each of their respective directors, officers and predecessors. The foregoing obligations shall not apply to any statements or opinions that are made under oath in any investigation, civil or administrative proceeding or arbitration in which the individual has been compelled to testify by subpoena or other judicial process or which are privileged communications.

E.	Other Employee Benefits.
Nothing in this Policy will affect the benefits or rights that a Participant may have accrued as of the Participant's termination of employment pursuant to the Company's equity incentive plans, 401(k) or other retirement plan, Nonqualified Deferred Compensation Plan, medical/dental benefits or any vacation or paid time-off policy.  This Policy is not intended to describe the provisions or administrative practices of any other employee benefit and/or compensation program, policy or plan.
IV.  AMENDMENT OR TERMINATION OF POLICY

The Company reserves the right to amend, modify or terminate this Policy or any portion of it at any time, and for any reason, without any prior notice to or approval of any Eligible Officer.  No such amendment, modification or change shall adversely affect any Severance Pay previously paid or actually provided to a Participant.
V.  PLAN ADMINISTRATION AND CLAIMS PROCEDURES

A.	Administration.
1.
The Policy shall be administered by the Company (the "Administrator"). The Administrator shall have the sole and absolute discretion to interpret all provisions of the Policy (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Policy), to make factual findings with respect to any issue arising under the Policy, to determine the rights and status under the Policy of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Policy and to make any determinations with respect to the benefits provided under the Policy and the persons entitled thereto. Without limiting the generality of the foregoing, the Administrator shall have the authority: (i) to determine whether a particular person is a Participant, and (ii) to determine if a person is entitled to benefits under the Policy and, if so, the amount, scope and duration of such benefits. The Administrator's determination of the rights of any person under the Policy shall be final and binding on all persons, subject only to the provisions set forth below under "Claims Procedures".

2.
The Administrator may delegate (or revoke the delegation of) any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and provision of benefits, to a designated internal and/or external administrator or administrators.

3.
The Administrator's determinations under this Policy need not be uniform and may be made by it selectively, for any nondiscriminatory reason and for no reason, among the persons who receive, or are eligible to receive, awards hereunder (whether or not such persons are similarly situated).

B.
Regulations. The Administrator shall promulgate any rules, regulations and interpretations it deems necessary in order to carry out the purposes of the Policy or to interpret the provisions of the Policy; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Policy. The rules, regulations and interpretations made by the Administrator shall, subject only to the provisions set forth below under "Claims Procedures", be final and binding on all persons.

C.	Claims Procedures.
1.
The Administrator shall determine the rights of any person to any benefit under the Policy. Any person who believes that he or she has not received a benefit to which he or she is entitled under the Policy must file a claim in writing with the Administrator specifying the basis for his or her claim and the facts upon which he or she is relying in making such a claim.

2.
The Administrator will notify a claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 calendar days following the date on which the claim is filed, unless circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator extend its processing of a claim beyond 180 calendar days after the date on which the claim is first filed with the Administrator.

3.	If a claim is denied, the Administrator will notify the claimant of its decision in writing and the notice will contain the following information:
(a)	The specific reason(s) for the denial;
(b)	A specific reference to the pertinent Policy provision(s) on which the denial is based;

(c)
A description of additional information or material necessary for the claimant to reverse the denial of his or her claim, if any, and an explanation of why such information or material is necessary; and

(d)
An explanation of the Policy's claim review procedures and the applicable time limits under such procedures and a statement as to the claimant's right to bring a civil action under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") after all of the Policy's review procedures have been satisfied.

4.
If additional information or material is needed, an applicable claimant shall be provided at least 45 calendar days after receiving notice of such need to provide the information or material and any otherwise applicable time period specified in this Section for making a determination or for filing a request for a review of a denied claim shall be extended by the same period during which the information or material is being obtained.

5.
Within 60 calendar days after receipt of a denial of a claim, the claimant must file with the Administrator, a written request for review of such claim. If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced to the original decision of the Administrator on his or her claim. If a request for review is filed, the Administrator shall review the claim. The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, information and material relevant to the claimant's claim for benefits. The claimant may submit positions and comments in writing, and the review will take into account all information submitted by the claimant regardless of whether it was reviewed as part of the original determination. The decision by the Administrator with respect to the review will be given no later than 60 calendar days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 calendar days. If an extension is needed, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the circumstances requiring the extension and the date by which the Administrator expects to make a decision.

6.	If the Administrator denies the claim after review, the Administrator will notify the claimant of its decision in writing and the notice will contain the following information:
(a)	The specific reason(s) for the denial;
(b)	A reference to the specific Policy provision(s) on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant's claim for benefits; and
(d)	A statement of the claimant's right to bring a civil action under ERISA.
7.	The Administrator's decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.
8.
For the avoidance of doubt, any documents, information and material relevant to a claim for benefits that a claimant may access or copy in accordance with the provisions of this Section shall be deemed confidential for purposes of the covenant set forth in Section III.D.1 above.

D.
Mediation. After an applicable claimant has exhausted all administrative remedies as provided under "Claims Procedures" above, the claimant may submit any dispute to mediation by written notice to the Administrator and to any other relevant party or parties. The mediator shall be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator shall be designated by the American Arbitration Association at the request of a party. Any mediator so designated must be acceptable to all parties. The mediation shall be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with facilitation by the mediator, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and any matters discussed, information disclosed, determinations made or agreements reached during mediation proceedings shall be confidential and deemed to be Information. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party shall bear its own costs in the mediation. The fees and expenses of the mediator shall be shared equally by the parties.

VI.  MISCELLANEOUS

A.
No Employment Rights. The Participant's rights as an employee, and the rights of the Company (and any of its affiliates) to discharge a Participant as an employee, shall not be enlarged or affected by reason of the Policy. Nothing contained in the Policy shall be deemed to alter in any manner the management rights of the Company with respect to the employment status, title or job duties or responsibilities of any Participant.

B.	No Mitigation. The Participant shall not be required to mitigate damages or the amount of the Severance Pay by seeking other employment or otherwise.

C.
Legal Status of Policy. The Policy, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).  This Policy is the formal Plan Document and, to the extent required by law, is intended to constitute a Summary Plan Description as defined by ERISA.

D.
Unfunded Policy.  This Policy is intended to be an unfunded plan maintained primarily for the purpose of providing severance pay for a select group of employees, within the meaning of Section 401 of ERISA.  All payments under this Policy are made from the Company's general assets.  Benefits under this Policy are not insured under Title IV of ERISA.

E.
Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Policy or breach thereof shall be governed by and under the laws of the State of California, to be interpreted as a contract between residents of the State of California performed entirely within the State of California.